Exhibit 10.3
Summary of the Award Levels and Performance Goals
for the Named Executive Officers
of Arch Coal, Inc.

	Incentive Award as a Percentage of Base Salary (1) (2)
Name and Title of Executive Officer	Minimum	Target	Maximum
Steven F. Leer	18.75%	75.00%	150.00%
President and Chief Executive Officer
John W. Eaves	15.00%	60.00%	120.00%
Executive Vice President and Chief Operating Officer
Robert J. Messey	12.50%	50.00%	100.00%
Senior Vice President and Chief Financial Officer
Robert G. Jones	12.50%	50.00%	100.00%
Vice President — Law, General Counsel and Secretary
C. Henry Besten Senior Vice President — Strategic Development	12.50%	50.00%	100.00%

(1)	For 2006, upon the recommendation of the Personnel and Compensation Committee, Board of Directors approved certain performance objectives for the executive officers based on adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), earnings per share (EPS), safety, and environmental compliance.